Exhibit 4.2



                AMENDMENT NO. ONE TO THE AMENDED
               AND RESTATED DIVIDEND REINVESTMENT,
             STOCK PURCHASE, RESIDENT STOCK PURCHASE
                AND EMPLOYEE STOCK PURCHASE PLAN


The Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan (the "Plan") of Home Properties of New York, Inc. is hereby amended to provide that the maximum number of shares of Common Stock which are available for purchase under the Plan with optional cash payments is 3,950,000 shares and that the aggregate number of shares of Common Stock available under the Plan is 4,850,000 shares.